November 2007
Pricing Sheet dated November 23, 2007 relating to
Preliminary Pricing Supplement No. 414 dated November 5, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Protected Fund-Linked Securities due November 30, 2012
Based on the Performance of the 2007-3 Fund Dynamic Reference Index
Related to the Morgan Stanley FX Alpha Plus Strategy Portfolio
PRICING TERMS – NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Maturity Date:	November 30, 2012
Issue Price:	$10 (see “Commissions and Issue Price” below)
Pricing Date:	November 23, 2007
Original Issue Date:	November 30, 2007 (5 business days after the Pricing Date)
Reference Index:
The Reference Index will be the 2007-3 Fund Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical currency-based investment in the Class D shares of the Morgan Stanley FX Alpha Plus Strategy Portfolio (“Fund”), and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please see the preliminary pricing supplement for more information on the Reference Index.

Aggregate Principal Amount:	$9,900,000
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100
Allocation Among Index Components:	Index Component	Allocation
	Equity Component	90%
	Zero-Coupon Bond Component	10%
	Leverage Component	0%
Subsequent reallocations over the term of the Securities will change the allocations above.
Determination Date:	November 23, 2012
CUSIP:	617475124
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security:	$10	$0.30	$9.70
Total:	$9,900,000	$297,000	$9,603,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor.  The lowest price payable by an investor is $9.90 per Security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
If you continue to hold your Securities, we will pay the brokerage firm through which you hold your Securities additional commissions on an annual basis at an annual rate of 0.25% per Security for each day that hypothetical funds are allocated to the Equity Component.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
HUPreliminary Pricing Supplement No. 414 dated November 5, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007        Prospectus dated January 25, 2006

YOU SHOULD ALSO READ THE PROSPECUTUS FOR THE FUND ON FILE AT THE SEC WEBSITE, WHICH CAN BE ACCESSED VIA THE HYPERLINK BELOW. THE CONTENTS OF THE PROSPECTUS FOR THE FUND, AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ARE NOT INCORPORATED  HEREIN OR IN ANY WAY MADE A PART HEREOF.

HUProspectus for the Morgan Stanley FX Alpha Plus Strategy Portfolio

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.